Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Pre-Effective Amendment No.1 to the Registration Statement to Form S-3 (No. 333-285788) on Form S-1 of Alzamend Neuro, Inc. (the “Company”) of our audit report dated July 30, 2024, relating to our audit of the Company’s financial statements as of April 30, 2024, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024.

Our report dated July 30, 2024 contains an explanatory paragraph that states the Company has experienced recurring losses from operations, negative cash flows from operations, and is dependent on additional financing to fund current and future operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the heading “Experts” in this amended Registration Statement.

HASKELL & WHITE LLP

Irvine, CA

March 27, 2025